Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 1st QUARTER 2015 RESULTS;

PROVIDES 2nd QUARTER AND UPDATED FULL YEAR 2015 OUTLOOK

Boca Raton, Florida, April 23, 2015 (GLOBE NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended March 31, 2015. Highlights of the results include:

First quarter over year earlier period:

•	Site leasing revenue growth of 20%

•	Tower Cash Flow growth of 20%

•	Net loss increased from $1.4 million in income to a $79.0 million loss

•	Adjusted EBITDA growth of 20%

•	AFFO Per Share growth of 20%

“We got off to a solid start to 2015 in the first quarter”, commented Jeffrey A. Stoops, President and Chief Executive Officer. “Operating results were ahead of expectations, driven by solid revenue growth and strong expense control. Customers were active with network improvements, which benefited both our leasing and services segments. Customer activity and our backlogs remain strong. Margin results were particularly strong, evidencing the quality of our assets and the strength of our execution. The integration of our international assets is ahead of plan, contributing to the strong margin results. Our balance sheet and access to capital are in great shape. We intend to keep our balance sheet invested at current leverage levels, and will continue to look for additional investment opportunities that meet our return criteria. Based on our start to the year, we remain optimistic that we will achieve our portfolio growth targets and in the process drive additional growth in AFFO per share.”

Operating Results

Total revenues in the first quarter of 2015 were $410.1 million compared to $345.6 million in the year earlier period, an increase of 18.7%. Site leasing revenue of $369.7 million increased 19.5% over the year earlier period. Domestic cash site leasing revenue was $298.5 million in the first quarter of 2015 compared to $268.7 million in the year earlier period, an increase of 11.1%. International cash site leasing revenue was $57.0 million in the first quarter of 2015 compared to $29.6 million in the year earlier period, an increase of 92.5%. Eliminating the impact of changes in foreign currency exchange rates, total site leasing revenue and international cash site leasing revenue would have increased 22.7% and 121.8%, respectively, over the year earlier period. Site development revenues were $40.4 million in the first quarter of 2015 compared to $36.2 million in the year earlier period, an increase of 11.4%.

Site leasing Segment Operating Profit of $289.5 million increased 20.8% over the year earlier period. Site leasing contributed 96.8% of the Company’s total Segment Operating Profit in the first quarter of 2015. Domestic site leasing Segment Operating Profit of $244.3 million increased 14.8% over the year earlier period. International site leasing Segment Operating Profit of $45.2 million increased 69.3% over the year earlier period. Eliminating the impact of changes in foreign currency exchange rates, total site leasing Segment Operating Profit and international site leasing Segment Operating Profit would have increased 23.7% and 94.7%, respectively, over the year earlier period. Site development Segment Operating Profit Margin was 23.5% in the first quarter of 2015 compared to 24.3% in the year earlier period.

Tower Cash Flow for the first quarter of 2015 was $284.0 million, a 19.6% increase over the year earlier period. Tower Cash Flow Margin for the first quarter of 2015 was 79.9% compared to 79.6% in the year earlier period.

Domestic Tower Cash Flow for the first quarter of 2015 was $244.6 million compared to $214.4 million in the year earlier period, an increase of 14.1%. International Tower Cash Flow for the first quarter of 2015 was $39.4 million compared to $23.1 million in the year earlier period, an increase of 70.4%. Eliminating the impact of changes in foreign currency exchange rates, total Tower Cash Flow and international Tower Cash Flow would have increased 22.0% and 95.0%, respectively, over the year earlier period.

Net loss for the first quarter of 2015 was $79.0 million or $(0.61) per share compared to $1.4 million in income or $0.01 per share in the year earlier period. Net loss for the first quarter of 2015 included an $84.0 million loss on the currency related remeasurement of a U.S. dollar denominated intercompany loan with our Brazilian subsidiary.

Adjusted EBITDA in the first quarter of 2015 was $271.0 million compared to $226.7 million in the year earlier period, an increase of 19.6%. Eliminating the impact of changes in foreign currency exchange rates, Adjusted EBITDA would have increased 21.9% over the year earlier period. Adjusted EBITDA Margin was 68.5% in the first quarter of 2015 compared to 67.8% in the year earlier period.

Net Cash Interest Expense was $77.4 million in the first quarter of 2015 compared to $65.9 million in the year earlier period.

AFFO increased 20.0% to $184.6 million in the first quarter of 2015 compared to $153.8 million in the year earlier period. AFFO per share increased 19.5% to $1.41 in the first quarter of 2015 compared to $1.18 in the year earlier period.

Investing Activities

During the first quarter of 2015, SBA purchased 59 communication sites for $42.6 million in cash. SBA also built 107 towers during the first quarter of 2015. As of March 31, 2015, SBA owned or operated 24,393 communication sites, 15,151 of which are located in the United States and its territories, and 9,242 of which are located internationally. In addition, the Company spent $14.0 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the first quarter of 2015 were $121.4 million, consisting of $7.4 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $114.0 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, purchasing land and easements, and capital expenditures associated with the purchase and refurbishment of a new headquarters building).

Subsequent to the first quarter of 2015, the Company acquired 20 communication sites for an aggregate consideration of $17.6 million in cash. In addition, the Company has agreed to purchase in the U.S. and internationally 408 communication sites for an aggregate amount of $280.3 million. The Company anticipates that most of these acquisitions will be consummated by the end of the third quarter of 2015.

Financing Activities and Liquidity

SBA ended the first quarter with $8.0 billion of total debt, $108.6 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $7.9 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.3x and 5.4x, respectively.

During the first quarter, the Company settled the remaining outstanding warrants originally sold in connection with its 4.0% Convertible Notes. The warrants represented approximately 2.1 million underlying shares of Class A common stock, and the Company satisfied its obligations by paying $150.9 million in cash, of which $15.6 million was paid in the second quarter of 2015.

On February 5, 2015, SBA amended its senior secured Revolving Credit Facility to (1) increase the size of the facility by $230.0 million to $1.0 billion, (2) extend the maturity date to February 5, 2020, and (3) reduce the interest rate between 37.5 and 50.0 basis points depending on Borrower leverage as defined in the Credit Agreement.

As of the date of this press release, there was $235.0 million outstanding under the $1.0 billion Revolving Credit Facility, and the amount available based on specified covenants under the facility is $765.0 million.

During the first quarter, SBA did not repurchase any shares of its Class A common stock. The Company currently has $150.0 million of repurchase authorization remaining under its existing $300.0 million stock repurchase program.

Outlook

The Company is providing its second quarter 2015 Outlook and updating its Full Year 2015 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s second quarter 2015 Outlook assumes approximately $12.9 million of non-cash straight-line leasing revenue while the full year 2015 Outlook assumes approximately $50.9 million of non-cash straight-line leasing revenue. The full year 2015 Outlook for site leasing revenue, Tower Cash Flow, Adjusted EBITDA and AFFO includes an assumed negative impact of $16.0 million associated with 2015 iDEN lease terminations, which from a timing perspective have been assumed to occur on the basis least favorable to SBA pursuant to previously negotiated contractual rights. The second quarter 2015 Outlook and full year 2015 Outlook assume the acquisitions of only those communication sites under contract at the time of this press release. The Company intends to spend additional capital in 2015 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2015 guidance. The Company’s full year 2015 Outlook includes new tower builds in the U.S. and internationally of 575 to 595 towers. The Outlook does not contemplate any new financings or any repurchases of the Company’s stock during 2015. Finally, the Company’s Outlook assumes an average foreign currency exchange rate of 3.05 Brazilian Reais to 1.0 U.S. Dollar and 1.25 Canadian dollars to 1.0 U.S. Dollar for the second quarter of 2015 and the remainder of full year 2015. When compared to the Company’s Full Year 2015 Outlook provided February 27, 2015, the variances in the actual first quarter foreign currency exchange rates versus the Company’s assumptions, and the changes in the Company’s foreign currency rate assumptions for the remainder of the year negatively impact the full year 2015 Outlook by approximately $10.5 million for Site Leasing Revenue, $6.0 million for Tower Cash Flow, and $5.5 million for Adjusted EBITDA and AFFO.

	Quarter ending			Full
	June 30, 2015			Year 2015
	($’s in millions)
Site leasing revenue (1)	$367.5	to	$372.5	$1,478.0	to	$1,503.0
Site development revenue	$35.5	to	$40.5	$142.0	to	$162.0
Total revenues	$403.0	to	$413.0	$1,620.0	to	$1,665.0
Tower Cash Flow	$281.0	to	$286.0	$1,134.0	to	$1,154.0
Adjusted EBITDA	$269.5	to	$274.5	$1,086.0	to	$1,106.0
Net cash interest expense (2)	$77.0	to	$79.0	$307.0	to	$317.0
Non-discretionary cash capital expenditures (3)	$8.5	to	$9.5	$29.0	to	$39.0
AFFO	$178.5	to	$187.5	$722.0	to	$765.0
Discretionary cash capital expenditures (4)	$306.0	to	$316.0	$540.0	to	$560.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Consists of new tower builds, tower augmentations, communication site acquisitions, ground lease purchases, and capital expenditures associated with the purchase and refurbishment of a new corporate headquarters building. Excludes expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Friday, April 24, 2015 at 10:00 AM (ET) to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, April 24, 2015 at 10:00 AM (ET)
Dial-in Number:	(800) 230-1085
Conference Name:	SBA first quarter results
Replay Available:	Friday, April 24, 2015 at 12:30 PM (ET) through May 10, 2015 at 1:59 PM (ET)
Replay Number:	(800) 475-6701
Access Code:	357005
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) continued strength in the leasing and services segments for 2015, (ii) portfolio and organic growth for 2015, both domestically and internationally, and investment opportunities that meet the Company’s return criteria, (iii) the impact of such portfolio growth on AFFO per share, (iv) the Company’s financial and operational guidance for the second quarter of 2015 and full year 2015 and the ability to improve upon its full year 2015 Outlook, (v) timing of closing for currently pending acquisitions, (vi) spending additional capital in 2015 on acquiring revenue producing assets not yet identified or under contract, (vii) customer activity levels during 2015, (viii) Canada and Brazil’s foreign exchange rates, (ix) the impact associated with iDEN lease terminations, (x) the amount and terms of any future financing and that such financing will be sufficient for its anticipated uses, (xi) the Company’s access to capital, and (xii) the condition of the Company’s balance sheet and its strategy with respect to debt leverage levels. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 2, 2015.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will allow the portfolio growth to be accretive to AFFO per share, (3) the Company’s ability to accurately identify any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to realize economies of scale from its tower portfolio; (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (12) the continued dependence on towers and outsourced site development services by the wireless carriers; (13) the Company’s ability to protect its rights to land under its towers; and (14) the Company’s ability to obtain future financing at commercially reasonable rates or at all. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 575 to 595 towers in 2015. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended March 31,
	2015	2014
Revenues:
Site leasing	$369,727	$309,320
Site development	40,367	36,230

Total revenues	410,094	345,550

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	80,217	69,740
Cost of site development	30,893	27,427
Selling, general, and administrative (1)	29,884	24,676
Acquisition related adjustments and expenses	1,339	8,561
Asset impairment and decommission costs	6,822	3,568
Depreciation, accretion, and amortization	171,853	144,442

Total operating expenses	321,008	278,414

Operating income	89,086	67,136

Other income (expense):
Interest income	293	86
Interest expense	(77,654)	(66,027)
Non-cash interest expense	(280)	(10,304)
Amortization of deferred financing fees	(4,544)	(4,237)
Loss from extinguishment of debt, net	—	(1,951)
Other (expense) income, net	(82,968)	18,390

Total other expense	(165,153)	(64,043)

(Loss) income before provision for income taxes	(76,067)	3,093
Provision for income taxes	(2,963)	(1,686)

Net (loss) income	(79,030)	1,407

Net (loss) income per common share
Basic and diluted	$(0.61)	$0.01

Weighted average number of common shares
Basic	129,235	128,560

Diluted	129,235	138,356

(1)	Includes non-cash compensation of $6,884 and $4,541 for the three months ended March 31, 2015 and 2014, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$62,371	$39,443
Restricted cash	41,438	52,519
Short-term investments	4,816	5,549
Accounts receivable, net of allowance of $1,044 and $889 at March 31, 2015 and December 31, 2014, respectively	91,468	104,268
Costs and estimated earnings in excess of billings on uncompleted contracts	29,209	30,078
Prepaid and other current assets	95,711	95,031

Total current assets	325,013	326,888
Property and equipment, net	2,702,188	2,762,417
Intangible assets, net	3,925,992	4,189,540
Deferred financing fees, net	93,429	95,237
Other assets	480,678	467,043

Total assets	$7,527,300	$7,841,125

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$33,805	$42,851
Accrued expenses	55,619	65,553
Current maturities of long-term debt	33,750	32,500
Deferred revenue	108,630	120,047
Accrued interest	37,966	53,178
Other current liabilities	16,706	16,921

Total current liabilities	286,476	331,050
Long-term liabilities:
Long-term debt	7,929,829	7,828,299
Other long-term liabilities	347,781	342,576

Total long-term liabilities	8,277,610	8,170,875

Shareholders’ (deficit) equity:
Preferred stock - par value $.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 129,428 and 129,134 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	1,294	1,291
Additional paid-in capital	1,940,265	2,062,775
Accumulated deficit	(2,621,410)	(2,542,380)
Accumulated other comprehensive loss	(356,935)	(182,486)

Total shareholders’ deficit	(1,036,786)	(660,800)

Total liabilities and shareholders’ (deficit) equity	$7,527,300	$7,841,125

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	For the three months ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(79,030)	$1,407
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, accretion, and amortization	171,853	144,442
Non-cash interest expense	280	10,304
Deferred income tax expense	557	474
Non-cash asset impairment and decommission costs	4,830	3,213
Non-cash compensation expense	6,988	4,618
Amortization of deferred financing fees	4,544	4,237
Loss from extinguishment of debt, net	—	1,951
Non-cash earnout adjustments	1,612	(229)
Loss on remeasurement of U.S. denominated intercompany loan	83,995	—
Gain on foreign currency swap contract	—	(17,891)
Other non-cash items reflected in the Statements of Operations	21	220
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	4,445	8,644
Prepaid and other assets	(6,089)	1,196
Accounts payable and accrued expenses	670	(490)
Accrued interest	(15,212)	(4,485)
Other liabilities	(1,056)	2,604

Net cash provided by operating activities	178,408	160,215

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(53,279)	(927,653)
Capital expenditures	(68,100)	(32,238)
Proceeds from foreign currency swap contract	—	17,891
Other investing activities	(175)	444

Net cash used in investing activities	(121,554)	(941,556)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	110,000	(215,000)
Repayment of Term Loans	(7,500)	(293,000)
Proceeds from Term Loans, net of fees	—	1,483,470
Payments for settlement of common stock warrants	(135,236)	—
Payments for earn-outs	(1,199)	(4,598)
Payment of deferred financing fees	(2,736)	(676)
Other financing activities	5,142	(6,034)

Net cash (used in) provided by financing activities	(31,529)	964,162

Effect of exchange rate changes on cash and cash equivalents	(2,397)	17,981
NET INCREASE IN CASH AND CASH EQUIVALENTS	22,928	200,802
CASH AND CASH EQUIVALENTS:
Beginning of period	39,443	122,112

End of period	$62,371	$322,914

Selected Capital Expenditure Detail

	For the three months ended March 31,
	2015	2014
	(in thousands)
Tower new build construction	$31,037	$16,236
Tower upgrades/augmentations	22,232	11,120
Purchase/refurbishment of headquarters building	7,455	144
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	6,421	2,965
General corporate expenditures	955	1,773

Total non-discretionary capital expenditures	7,376	4,738

Total capital expenditures	$68,100	$32,238

Communication Site Portfolio Summary

	Domestic	International	Total

Sites owned at December 31, 2014	15,124	9,168	24,292
Sites acquired during the first quarter	54	5	59
Sites built during the first quarter	36	71	107
Sites reclassified/decommissioned during the first quarter	(63)	(2)	(65)

Sites owned at March 31, 2015	15,151	9,242	24,393

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended March 31,		For the three months ended March 31,		For the three months ended March 31,
	2015	2014	2015	2014	2015	2014
	(in thousands)
Segment revenue	$305,950	$275,061	$63,777	$34,259	$369,727	$309,320
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(61,686)	(62,214)	(18,531)	(7,526)	(80,217)	(69,740)

Segment operating profit	$244,264	$212,847	$45,246	$26,733	$289,510	$239,580

Segment operating profit margin	79.8%	77.4%	70.9%	78.0%	78.3%	77.5%

	Site Development
	For the three months ended March 31,
	2015	2014
	(in thousands)
Segment revenue	$40,367	$36,230
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(30,893)	(27,427)

Segment operating profit	$9,474	$8,803

Segment operating profit margin	23.5%	24.3%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share, and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA, FFO, AFFO, and AFFO per share are useful indicators of the financial performance of our core businesses; and

(3) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity; and

(4) Our Constant Currency measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign exchange fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 5.625% Notes, 5.75% Notes, and 4.875% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO, and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the communication site industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO, and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other communication site companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The tables below set forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended March 31,		For the three months ended March 31,		For the three months ended March 31,
	2015	2014	2015	2014	2015	2014
	(in thousands)
Site leasing revenue	$305,950	$275,061	$63,777	$34,259	$369,727	$309,320
Non-cash straight-line leasing revenue	(7,497)	(6,394)	(6,738)	(4,633)	(14,235)	(11,027)

Cash site leasing revenue	298,453	268,667	57,039	29,626	355,492	298,293
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(61,686)	(62,214)	(18,531)	(7,526)	(80,217)	(69,740)
Non-cash straight-line ground lease expense	7,795	7,930	921	1,043	8,716	8,973

Tower Cash Flow	$244,562	$214,383	$39,429	$23,143	$283,991	$237,526

Tower Cash Flow Margin	81.9%	79.8%	69.1%	78.1%	79.9%	79.6%

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended March 31,
	2015	2014
	(in thousands)
Net (loss) income	$(79,030)	$1,407
Non-cash straight-line leasing revenue	(14,235)	(11,027)
Non-cash straight-line ground lease expense	8,716	8,973
Non-cash compensation	6,988	4,618
Loss from extinguishment of debt, net	—	1,951
Other expense (income)	82,968	(18,390)
Acquisition related adjustments and expenses	1,339	8,561
Asset impairment and decommission costs	6,822	3,568
Interest income	(293)	(86)
Total interest expense (1)	82,478	80,568
Depreciation, accretion, and amortization	171,853	144,442
Provision for taxes (2)	3,420	2,084

Adjusted EBITDA	$271,026	$226,669

Annualized Adjusted EBITDA (3)	$1,084,104	$906,676

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended March 31, 2015 and 2014, these amounts included $457 and $398, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended March 31,
	2015	2014
	(in thousands)
Total revenues	$410,094	$345,550
Non-cash straight-line leasing revenue	(14,235)	(11,027)

Total revenues minus non-cash straight-line leasing revenue	$395,859	$334,523

Adjusted EBITDA	$271,026	$226,669

Adjusted EBITDA Margin	68.5%	67.8%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months
	ended March 31,
	2015	2014
	(in thousands)
Net (loss) income	$(79,030)	$1,407
Adjusted tax provision (benefit) (1)	1,706	(110)
Real estate related depreciation, amortization, and accretion	170,251	142,957

FFO	$92,927	$144,254

Adjustments to FFO:
Non-cash straight-line leasing revenue	(14,235)	(11,027)
Non-cash straight-line ground lease expense	8,716	8,973
Non-cash compensation	6,988	4,618
Non-real estate related depreciation, amortization, and accretion	1,602	1,485
Amortization of deferred financing costs and debt discounts	4,824	14,541
Loss from extinguishment of debt, net	—	1,951
Other expense (income)	82,968	(18,390)
Acquisition related adjustments and expenses	1,339	8,561
Asset impairment and decommission costs	6,822	3,568
Non-discretionary cash capital expenditures	(7,376)	(4,738)

AFFO	$184,575	$153,796

Weighted average number of common shares (2)	130,525	129,822

AFFO per share	$1.41	$1.18

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

March 31, 2015
(in thousands)
2010-2C Tower Securities	$550,000
2012-1C Tower Securities	610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
2014-1C Tower Securities	920,000
2014-2C Tower Securities	620,000
Revolving Credit Facility	235,000
2012-1 Term Loan A	168,750
2014 Term Loan B (carrying value of $1,485,518)	1,488,750

Total secured debt	5,922,500

5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000
4.875% 2022 Senior Notes (carrying value of $744,311)	750,000

Total unsecured debt	2,050,000

Total debt	$7,972,500

Leverage Ratio
Total debt	$7,972,500
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(108,625)

Net debt	$7,863,875

Divided by: Annualized Adjusted EBITDA	$1,084,104

Leverage Ratio	7.3x

Secured Leverage Ratio
Total secured debt	$5,922,500
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(108,625)

Net Secured Debt	$5,813,875

Divided by: Annualized Adjusted EBITDA	$1,084,104

Secured Leverage Ratio	5.4x

Financial Metrics After Eliminating The Impact Of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the following financial metrics by dividing the current period’s financial results by the average monthly exchange rates of the prior year period. The table below provides the reconciliation of the reported growth rate year-over-year, of each of the following measures to the growth rate, after eliminating the impact of changes in foreign currency exchange rates to such measure: (1) total site leasing revenue and international site leasing revenue, (2) total site leasing segment operating profit and international site leasing segment operating profit, (3) total Tower Cash Flow and international Tower Cash Flow, and (4) Adjusted EBITDA.

	2015 Growth Rate	Foreign Currency Impact	Growth Excluding Foreign Currency Impact
Total site leasing revenue	19.5%	(3.2%)	22.7%
International cash site leasing revenue	92.5%	(29.3%)	121.8%
Total site leasing segment operating profit	20.8%	(2.9%)	23.7%
International site leasing segment operating profit	69.3%	(25.4%)	94.7%
Total site leasing tower cash flow	19.6%	(2.4%)	22.0%
International site leasing tower cash flow	70.4%	(24.6%)	95.0%
Adjusted EBITDA	19.6%	(2.3%)	21.9%